NEWS RELEASE

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FOR IMMEDIATE RELEASE

Medtronic appoints Thierry Piéton as Chief Financial Officer

GALWAY, Ireland – Date – Jan. 21, 2025 - / PRNewswire / - Medtronic plc (NYSE: MDT), a global leader in healthcare technology, today announced that Thierry Piéton has been appointed Chief Financial Officer for the company, effective March 3, 2025. He will report to Medtronic Chairman and Chief Executive Officer Geoff Martha and will join the Medtronic Executive Committee. Piéton joins Medtronic from Renault Group, where he has served as Chief Financial Officer since March 2022. Gary Corona, who has been serving as interim CFO, will continue in this role until Piéton joins Medtronic, after which Corona will become Senior Vice President, Corporate Finance and will remain on the Medtronic Executive Committee.

“Thierry is a strategic, creative, operationally focused, experienced CFO with a proven track record of delivering innovation-driven growth, margin improvement, and earnings power through strong financial leadership, which is directly aligned with our financial objectives,” said Geoff Martha, Medtronic chairman and chief executive officer. “We are confident he is the right choice at this important time for Medtronic and can’t wait to benefit from his expertise and leadership.”

Under Piéton’s leadership, Renault achieved its highest ever operating margins and improved free cash flow, while also executing portfolio management, including tuck-in acquisitions, divestitures, and funding development through innovative partnerships. This led to significant value creation for its shareholders. Piéton brings experience in both healthcare and other highly regulated, operationally focused manufacturing companies, including Nissan Motor Co. Ltd, General Electric, GE Healthcare and PricewaterhouseCoopers. His career path to CFO demonstrates intentional development through accretive experiences across several industries, geographies, companies, and all facets of a global finance function.

As CFO, Piéton will be responsible for leading the Medtronic global finance organization and key supporting functions, including Treasury, Controller, Tax, Internal Audit, Investor Relations, Corporate Strategy, and Business Development.

“I also want to recognize Gary Corona, who has served as interim CFO. Gary helped us deliver revenue growth and EPS that exceeded expectations in our first and second quarters and has provided strong leadership of our Finance function over the last six months. He will help ensure a smooth and successful transition, and I look forward to continuing to work with him in his new role leading several key Corporate finance functions,” said Martha.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Galway, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across more than 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE: MDT), visit www.Medtronic.com and follow Medtronic on LinkedIn.

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